Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	MoneyGram International, Inc. (MGI )

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	November 23, 2011

Footnotes to Form 4

(1) This statement is being filed by Thomas H. Lee Advisors, LLC (“Advisors”), THL Equity Advisors VI, LLC (“Advisors VI”), Thomas H. Lee Equity Fund VI, L.P. (“Equity”) and Thomas H. Lee Parallel Fund VI, L.P. (“Parallel”). Represents shares of the Issuer held by Equity, Parallel, Thomas H. Lee Equity Parallel (DT) Fund VI, L.P. (“DT”), THL Equity Fund VI Investors (MoneyGram), LLC (“Investors”), THL Coinvestment Partners, L.P. (“Coinvest”) and THL Operating Partners, L.P. (“Operating”).

(2) Advisors is the general partner of Thomas H. Lee Partners, L.P., Coinvest and Operating. Thomas H. Lee Partners, L.P. is the manager of Advisors VI, which, in turn, is the general partner of Equity, Parallel, DT and Investors. Due to these relationships, Advisors may be deemed to beneficially own the shares of the Issuer owned directly be each of Advisors VI, Equity, Parallel, DT, Investors, Coinvest and Operating.

Each of Advisors, Equity, Parallel, DT, Investors, Coinvest and Operating disclaims beneficial ownership of  the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.